Exhibit 99.1

News Release

For Immediate Release	CONTACT:
Bill Newbould
Endo Pharmaceuticals
(610) 558-9800

ENDO ANNOUNCES AGREEMENT WITH FDA FOR NEW TRIAL DESIGN
OF OXYMORPHONE EXTENDED-RELEASE PRODUCT

CHADDS FORD, Pa., July 7, 2004 – Endo Pharmaceuticals Inc., a wholly owned subsidiary of Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), today announced that it has reached agreement with the U.S. Food and Drug Administration (FDA) as to the design of a new clinical trial to provide additional safety and efficacy data of oxymorphone extended-release tablets (oxymorphone ER) in support of the company’s New Drug Application (NDA) for this developmental product. Endo had submitted the trial protocol to FDA under the Special Protocol Assessment (SPA) process. Under the terms of the SPA, Endo will initiate a 12-week, multicenter, double-blinded, placebo-controlled trial of oxymorphone ER.

As previously disclosed on October 20, 2003, the FDA issued an approvable letter for Endo’s oxymorphone ER NDA but had requested that Endo address certain questions and provide additional clarification and information, including some form of additional clinical trial to further confirm the safety and efficacy of this product. Also as previously announced, the FDA, following a meeting with Endo in early May, indicated its concern that the outcome of two of the three Phase III efficacy trials submitted in the NDA that met their predefined primary end-points may have been favorably biased by the statistical handling of data from patients who did not complete the trials. The design of this additional clinical trial is intended to address this issue.

“We are extremely pleased that we have reached agreement with the FDA and are able to initiate this clinical trial, which we believe will complement the already successful Phase III clinical trial that we believe the FDA has accepted as demonstrating efficacy in the intended patient population. Based on the duration of the trial and the number of patients to be enrolled, we believe that, assuming the data are favorable, we will be in a position to finish the study and submit the complete response to the FDA in the late third quarter or early fourth quarter of 2005,” said Carol A. Ammon, chairman and chief executive officer. “At that point, the FDA will have six months to act on this complete response to its October 2003 approvable letter. We look forward to working with the FDA to complete this process and bring this important new pain medication to market.”

Oxymorphone Immediate-Release Tablets

As previously disclosed on March 31, 2004, the FDA indicated that more safety and efficacy information from patients receiving repeated doses of oxymorphone immediate-release tablets (oxymorphone IR) would be required. Endo has submitted to the FDA under the SPA process its proposed protocol for a short-term repeat-dose study for oxymorphone IR.

Conference Call Information

Endo will hold a conference call to discuss these developments today, July 7, 2004, beginning at 10:00 a.m. EDT. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic), (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from July 7, 2004 at 2:00 p.m. EDT by dialing (800) 642-1687

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(domestic) or (706) 645-9291 (international), passcode 8628544, and will run until 12:00 a.m. ET on July 14, 2004.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on July 14, 2004. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

A wholly owned subsidiary of Endo Pharmaceuticals Holdings, Endo Pharmaceuticals Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. The company researches, develops, produces and markets a broad product offering of branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on April 30, 2004, as amended. Readers should evaluate any statement in light of these important factors.

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